Exhibit 99.1

ILLINOIS CIRCUIT COURT SETS DATE FOR SPRINT TO COMPLY
IN NEXTEL MERGER LITIGATION

iPCS Also Amends Complaint in Sprint/Clearwire Litigation and

Provides Litigation Update

SCHAUMBURG, Ill. — February 4, 2009 - iPCS, Inc. (Nasdaq: IPCS), whose subsidiary iPCS Wireless, Inc. is a Sprint PCS Affiliate of Sprint Nextel Corporation (NYSE: S), announced that, on January 30, 2009, the Circuit Court of Cook County, Illinois (“Circuit Court”) entered its final judgment and order, pursuant to the Illinois Supreme Court’s mandate, in the litigation between Sprint and iPCS Wireless.  The order requires Sprint to cease owning, operating and managing the Nextel wireless network in iPCS Wireless’ service area on or before January 25, 2010 (360 days from the date of the Court’s order). The order provides that Sprint may request an extension of that period upon a showing of good cause, with due consideration given to the hardship(s) imposed on iPCS Wireless by the requested extension.

The Company also announced that the Circuit Court dismissed with prejudice Sprint’s petition to vacate the Court’s original judgment from 2006.

 “We are delighted that a date has finally been set for Sprint to comply with the Circuit Court’s order in the Nextel case by ceasing to own, operate and manage the Nextel network in our affiliate’s service area.  We have always believed that Sprint would be required to honor its contractual obligations under our affiliation agreements.  We are pleased with the outcome and look forward to Sprint’s compliance,” commented Timothy M. Yager, President and Chief Executive Officer of iPCS.

iPCS Also Amends Complaint in Sprint/Clearwire Litigation and Provides Litigation Update

iPCS also announced that, on January 30, 2009, the iPCS subsidiaries amended their original complaint against Sprint Nextel related to the Sprint/Clearwire (Clearwire Corporation — Nasdaq: CLWR) transaction.  Under the amended complaint, the iPCS subsidiaries included, among other things, a claim that Sprint is improperly diverting advanced technologies to the Affiliates’ competitor in violation of the affiliation agreements.  The amended complaint also seeks monetary relief, including damages.

The Circuit Court also recently denied Sprint’s motion for summary judgment against Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, each a wholly owned subsidiary of iPCS, and granted in part iPCS Wireless’ motion for partial summary judgment.  In connection with the granting in part of iPCS Wireless’ motion for partial summary judgment, the Circuit Court confirmed that Sprint and those acting in concert with Sprint may not compete against iPCS Wireless in its exclusive service territories, regardless of the radio frequency that they use to compete.  The trial to decide the remaining issues is currently scheduled to begin on March 30, 2009.  However, there are a number of discovery motions currently before the Circuit Court and, depending on the rulings related to those motions, it is possible that the trial date may be postponed.

“We are pleased with the preliminary outcomes so far in the Sprint/Clearwire litigation.  As the Illinois Courts have consistently recognized, the iPCS affiliates invested hundreds of millions of dollars to build out the Sprint network based on Sprint’s original promises of exclusivity,’ commented Mr. Yager.  “We are confident that, when all of the evidence is presented and considered, the Illinois Courts will again require Sprint to live up to the agreements it made with the affiliates more than ten years ago,” concluded Mr. Yager.

Litigation - Historical Background

Illinois Sprint/Nextel Litigation - Background.  On July 15, 2005, iPCS Wireless filed a complaint against Sprint and Sprint PCS in the Circuit Court of Cook County, Illinois. The complaint alleged, among other things, that Sprint’s conduct following the consummation of the merger between Sprint and Nextel would breach Sprint’s obligations to iPCS Wireless under its affiliation agreements with Sprint PCS. On August 14, 2006, the Circuit Court issued its decision and on September 20, 2006, the Circuit Court issued a final order effecting its decision. The final order provided that:

•                  Within 180 days of the date of the final order, Sprint and those acting in concert with it must cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.

•                  Sprint shall continue to comply with all terms and conditions of the Forbearance Agreement between iPCS Wireless and Sprint setting forth certain limitations on Sprint’s operations post-merger with Nextel.

On September 28, 2006, Sprint appealed the ruling to the Appellate Court of Illinois, First Judicial District, and, at Sprint’s request, the Circuit Court’s judgment was stayed by the Appellate Court pending the appeal. On March 31, 2008, the Appellate Court unanimously affirmed the 2006 Circuit Court decision.  On May 5, 2008, Sprint filed a petition for leave to appeal with the Supreme Court of Illinois. On September 24, 2008, the Supreme Court of Illinois denied Sprint’s petition for leave to appeal the Appellate Court’s decision.

On Sprint’s motion for reconsideration, the Supreme Court again denied Sprint’s petition for leave to appeal on November 12, 2008.  The Supreme Court directed the Circuit Court to modify its order of September 20, 2006, in the following manner:

•                  To grant Sprint 360 days to comply with the Circuit Court’s order to cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.

•                  To permit Sprint to seek an extension of the 360-day period upon a showing of good cause, with due consideration given to the hardship(s) imposed on iPCS Wireless by the requested extension.

On January 30, 2009, the Circuit Court entered its final order, as directed by the Supreme Court, providing that:

•                  Sprint, and those acting in concert with it, must cease owning, operating and managing the Nextel wireless network in iPCS Wireless, Inc.’s service area.

•                  Sprint has until January 25, 2010 (360 days from the date of the Court’s order) to comply with the order (Sprint may seek an extension of such deadline upon a showing of good cause, giving due consideration to the hardships that would be imposed on iPCS Wireless if such extension were granted).

•                  Sprint must continue to comply with all terms and conditions of the Forbearance Agreement between iPCS Wireless and Sprint.

On September 22, 2008, Sprint also filed a petition with the Circuit Court seeking to vacate that Court’s original order.  On January 20, 2009, the Circuit Court denied Sprint’s petition with prejudice.

Delaware Sprint/Nextel Litigation - Background.  Bright and Horizon, among others, filed a complaint against Sprint and Nextel in the Chancery Court of Delaware on July 22, 2005 alleging claims that arose out of the Sprint/Nextel merger.  After the conclusion of the trial in 2006, the Delaware Chancery Court ruled that: (i) Sprint Nextel would violate the duty of good faith and fair dealing if, in Bright’s or Horizon’s services areas, it offers iDEN products and services using the Sprint brand and marks or re-brands the legacy Nextel stores using the new Sprint logo, (ii) there was no dispute ripe for judicial determination concerning Sprint Nextel’s sale of dual-mode phones with voice services on the iDEN network, Sprint Nextel’s waiver of early termination fees for customers switching from Bright’s or Horizon’s service to iDEN service network, Sprint Nextel’s national business account representatives offering both CDMA and iDEN products and services in Bright’s or Horizon’s service areas and the use of bill inserts to entice Bright’s or Horizon’s customers to become Sprint Nextel iDEN customers, (iii) Sprint Nextel would not violate the implied duty of good faith and fair dealing by failing to promote Ready Link or if it allows Radio Shack to sell iDEN products and services in Bright’s or Horizon’s service areas, (iv) Sprint Nextel could disclose Bright’s or Horizon’s Confidential Information to certain employees outside of the affiliate group subject to prohibitions on misuse of that information in the agreements, (v) Bright and Horizon were entitled to a permanent injunction to enforce their rights with respect to the Sprint brand and marks in their service areas, (vi) Nextel did not tortiously interfere with Bright’s and Horizon’s contracts with Sprint, and (vii) Bright and Horizon did not prove the existence of a civil conspiracy.

Sprint/Clearwire Transaction Litigation - Background.  On May 7, 2008, Sprint Nextel announced a transaction between itself, Clearwire Corporation, and certain other parties (the “Sprint-Clearwire Transaction”) to form a new company (“New Clearwire”).  The same day, Sprint Nextel filed a complaint for declaratory judgment against iPCS and the iPCS subsidiaries in the Court of Chancery of the State of Delaware.  In that lawsuit, Sprint Nextel sought a declaration that the Sprint-Clearwire Transaction would not constitute a breach of the Sprint affiliation agreements it has with the iPCS subsidiaries.

On May 12, 2008, the iPCS subsidiaries filed a lawsuit against Sprint Nextel and certain of its affiliates in the Circuit Court of Cook County, Illinois, seeking declaratory and injunctive relief with respect to the Sprint-Clearwire Transaction. In that case, the iPCS subsidiaries sought a declaration that the Sprint-Clearwire Transaction, if consummated, would constitute a breach of the Sprint affiliation agreements it has with the iPCS subsidiaries, and also sought an injunction barring Sprint Nextel from closing on the Sprint-Clearwire Transaction, until it complied with the affiliation agreements.

On July 14, 2008, the Court of Chancery of the State of Delaware granted the motion to dismiss filed by Bright and Horizon and dismissed them from the Delaware litigation. Pursuant to a motion filed by iPCS and iPCS Wireless, on October 8, 2008, the Delaware Court stayed all remaining Delaware litigation in favor of the lawsuit brought in Illinois by the iPCS subsidiaries.

On November 3, 2008, the iPCS subsidiaries filed an emergency motion for preliminary injunction in the Circuit Court of Cook County, Illinois seeking to prevent Sprint Nextel from consummating the Sprint-Clearwire Transaction until such time that the Court could rule on the merits of the underlying litigation brought by the iPCS subsidiaries against Sprint Nextel.  On November 17, 2008, the iPCS subsidiaries, Sprint, and New Clearwire, reached a stipulation pursuant to which the iPCS subsidiaries withdrew the motion for preliminary injunction without prejudice, and the Sprint-Clearwire Transaction closed on November 28, 2008.  In connection with the withdrawal of the motion by the iPCS subsidiaries: (i) New Clearwire stipulated that it did not presently intend to commercially launch its network, sell products or services, or promote products or services that are available for sale in any part of the iPCS subsidiaries’ territories prior to July 1, 2009, (ii) New Clearwire stipulated that it would give the iPCS subsidiaries at least 60 days advance written notice before any commercial launch of its network, sale of products or services or promotion of products or services that are offered for sale in any part of the iPCS subsidiaries service areas if it plans to do so before entry of a final and appealable judgment by the Circuit Court in the underlying action by the iPCS subsidiaries against Sprint, and (iii) New Clearwire and Sprint stipulated that neither of them nor any of their controlled affiliates would raise the fact that the Sprint-Clearwire Transaction had closed as a basis for opposing any remedy proposed by the iPCS subsidiaries or granted by the Court.

On December 30, 2008, the Honorable Kathleen M. Pantle issued a decision on a motion for partial summary judgment filed by iPCS Wireless that sought partial summary judgment based on the 2006 decision in the Illinois Sprint/Nextel Merger Litigation.  Judge Pantle specifically recognized that pursuant to the 2006 decision, Sprint and those acting in concert with it cannot compete against iPCS Wireless in its exclusive service areas, regardless of the radio frequency that they use to compete.  Therefore, Judge Pantle held that Sprint cannot relitigate the issue of whether Sprint and those acting in concert with it may compete with iPCS Wireless in its service area by using a frequency other than 1900 MHz.  Judge Pantle granted in part iPCS Wireless’s motion for partial summary judgment with respect to these two issues and entered judgment thereon but stayed enforcement of the judgment pending a ruling on Sprint’s petition to vacate the original judgment in the Illinois Sprint/Nextel Litigation, which petition to vacate was then dismissed with prejudice on January 20, 2009.  The Circuit Court also found in its December 30, 2008 ruling that material issues of fact remained and would be decided at trial including, but not limited to, whether New Clearwire is a “related party,” whether Sprint controls New Clearwire, whether the protections of exclusivity extend beyond the situation in which

Sprint acts through a related party, and the question of who constitutes “those acting in concert” with Sprint.

On January 9, 2009, Judge Pantle denied Sprint’s motion for partial summary judgment against Bright and Horizon.  Sprint sought to bar Bright and Horizon from litigating the issue of whether Sprint could compete with Horizon and Bright outside the 1900 MHz spectrum range, based on the 2006 decision in the Delaware Sprint/Nextel Litigation.  Sprint’s motion for partial summary judgment against Bright and Horizon was denied by Judge Pantle.  The Circuit Court found that the Delaware Chancery Court did not actually decide that issue.

On January 30, 2009, the iPCS subsidiaries amended their original complaint against Sprint Nextel.  Under the amended complaint, the iPCS subsidiaries included, among other things, a claim that Sprint is improperly withholding advanced technologies from the iPCS subsidiaries and diverting those technologies to their competitor in violation of the affiliation agreements.  The amended complaint also seeks monetary relief, including damages.

Trial on this matter is currently scheduled to commence on March 30, 2009.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of December 31, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.5 million residents, and iPCS had approximately 691,000 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain statements in this press release that are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. The forward looking statements included in this press release could impact future events or our future financial condition or performance.   These forward-looking statements inherently involve certain risks and uncertainties, and are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual events to differ materially from those contemplated or anticipated in such forward-looking statements include, among others: appeals, proceedings or determinations by any judicial body with results or outcomes that differ from the rulings of the Courts referenced herein; or any other adverse results in outstanding litigation matters.   Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward looking statements.

Investor Contacts:
Judith Wilkinson / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449